Exhibit 14

CODE OF CONDUCT AND ETHICS

INTRODUCTION

Paragon Real Estate Equity and Investment Trust is committed to the principles of honest and ethical conduct in all aspects of our business. This Code of Conduct and Ethics is intended to be a codification of the business and ethical principles that have been practiced by Paragon.

This code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles and key policies and procedures to guide all employees, officers and trustees of Paragon and our subsidiaries. Employees, officers and trustees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. In appropriate circumstances, this code should also be provided to and followed by Paragon’s agents and representatives, including consultants.

Any employee, officer or trustee who violates the standards in this code will be subject to disciplinary action. If you are in a situation that you believe may violate or lead to a violation of this code, you should follow the guidelines described in Adherence to the Code, below.

RESPONSIBILITIES OF EMPLOYEES, OFFICERS AND TRUSTEES

Compliance with laws, rules and regulations

All employees, officers and trustees must strictly comply with all laws, governmental and American Stock Exchange rules and regulations that apply to our business, including state and local laws in the areas in which we operate. Any questions as to the applicability of any law, rule or regulation should be directed to our counsel or chief financial officer.

If a law conflicts with a policy in this code, employees, officers and trustees must comply with the law. If a local custom or policy conflicts with a policy in this code, employees, officers and trustees must comply with the code. If you have any questions about these conflicts, you should ask our counsel or CFO how to handle the situation.

Insider trading

We have an insider trading policy and all employees, officers and trustees must abide by its terms. This policy, among other things, provides that employees, officers and trustees may not buy or sell shares of Paragon when they are in possession of material, nonpublic information. They also are prohibited from passing on such information to others who might make an investment decision based on it.

Employees, officers and trustees also may not trade in stocks of other companies about which they learn material, nonpublic information through the course of their employment or service. Any questions as to whether information is material or has been adequately disclosed should be directed to our counsel or CFO.

Conflicts of interests

A conflict of interest occurs when the private interest of an employee, officer or trustee interferes, or appears to interfere, in any way with the interests of the company. Conflicts of interest can occur when an employee, officer or trustee takes action or has interests that could reasonably be expected to make it difficult to make objective decisions on behalf of Paragon or to perform his or her duties effectively. Conflicts of interest also arise when an employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the company. An employee, officer or trustee will not be deemed to have a conflict of interest solely on the basis of his or her service on the board of directors of a company that is under common ownership, or has a business relationship with, Paragon.

Conflicts of interests are prohibited as a matter of corporate policy. If you become aware of a conflict or potential conflict, or have a question about whether a conflict exists, you should promptly bring it to the attention of management.

Corporate opportunities

Employees, officers and trustees are prohibited from taking for themselves personally any opportunities that arise through the use of corporate property, information or position and from using corporate property, information or position for personal gain. Employees, officers and trustees are further prohibited from competing with Paragon directly or indirectly. Employees, officers and trustees owe a duty to Paragon to advance the company’s interests when the opportunity to do so arises.

Confidentiality

Employees, officers and trustees may learn information about Paragon that is not known to the general public or to competitors. Confidential information includes all non-public information that might be of use to competitors, or harmful to Paragon or our customers if disclosed.

Employees, officers and trustees must maintain the confidentiality of information entrusted to them by Paragon or its associates, except when disclosure is authorized or legally mandated. This obligation to protect confidential information does not end when an employee, officer or trustee leaves the company. Any questions about whether information is confidential should be directed to our counsel or CFO.

Fair dealing

Each employee, officer and trustee must endeavor to deal fairly with Paragon’s shareholders, competitors, suppliers and employees. No employee, officer or trustee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

Protection and proper use of corporate assets

Theft, carelessness and waste have a direct impact on our profitability. Employees, officers and trustees have a duty to protect corporate assets and ensure their efficient use. Company assets should be used only for legitimate business purposes and employees, officers and trustees should take measures to ensure against theft, damage, or misuse.

Company assets include intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of our company policy.

Reports filed with the Securities and Exchange Commission

We are committed to ensuring that all disclosure in reports filed with the SEC is full, fair, timely and understandable. Therefore, honest and accurate recording and reporting of financial information is of critical importance to Paragon. This is essential in order for senior management to make informed responsible business decisions, to enable Paragon to comply with various laws relating to the maintenance of books and records and financial reporting, to enable our chief executive officer and chief financial officer to make certifications in connection with periodic filings made by the company with the SEC and to inform Paragon’s shareholders and the investing public of accurate information about the company.

Employees, officers and trustees are strictly prohibited from falsifying the books and records of the company or otherwise knowingly circumventing or failing to implement the internal accounting controls of the company as they now exist or as they may be modified, revised, amended or supplemented.

External auditors

Our external auditors play an integral role in the financial reporting process through their annual examination and report on Paragon’s financial statements and their review of periodic reports of the company. Open and honest fair dealings with our external auditors is therefore essential. No employee, officer or trustee may make any false or misleading statement to any external auditors in connection with an audit or examination of our financial statements or the preparation or filing of any document or report. Similarly, no employee, officer or trustee may engage in any conduct to fraudulently influence, coerce, manipulate or mislead any accountant engaged in the audit or review of any of Paragon’s financial statements.

Recordkeeping

All of Paragon’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the company’s transactions, and must conform both to applicable legal requirements and to our system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications may not be destroyed unless in accordance with our record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, employees, officers and trustees must consult with our counsel or CFO before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

Interaction with public officials

When dealing with public officials, employees, officers and trustees must avoid any activity that is or appears illegal or unethical. The giving of gifts, including meals, entertainment, transportation, and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is restricted by law. Employees, officers and trustees must obtain pre-approval from Paragon’s counsel or CFO before providing anything of value to a government official or employee. The foregoing does not apply to personal lawful political contributions.

In addition, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited.

Discrimination and harassment

We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. All employees, officers and trustees should respect the rights and cultural differences of other individuals. It is our policy not to discriminate against any person because of age, race, color, sex, religion, disability, national origin, or other classes protected by applicable federal, state or local law. Harassment of any type will not be tolerated.

Health and safety

The safety and health of our employees is very important to us. Each employee has responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

ADHERENCE TO THE CODE

No code of conduct and ethics can replace the thoughtful behavior of an ethical person or provide definitive answers to all questions. Since we cannot anticipate every potential situation, certain policies and procedures have been put in place to help employees, officers and trustees approach questions or problems as they arise.

Designated Ethics Officer

We have designated John J. Dee, Paragon’s Chief Financial Officer, to also serve as our ethics officer with responsibility for overseeing and monitoring compliance with this code. The ethics officer reports directly to our chief executive officer and also will make periodic reports to the audit committee of our board of trustees regarding the implementation and effectiveness of this code as well as the policies and procedures put in place to ensure compliance with the code.

Reporting Violations

Employees, officers and trustees are strongly encouraged to seek guidance from supervisors, managers or other appropriate persons when in doubt about the best course of action to take in a particular situation.

If an employee, officer or trustee knows of or suspects a violation of this code, or of applicable laws and regulations, he or she must report it immediately to our ethics officer or chief executive officer. If the situation requires it, the reporting person’s identity will be kept anonymous. We do not permit retaliation of any kind for good faith reports of violations or possible violations.

Investigations

We will promptly investigate reported violations. Employees, officers and trustees are expected to cooperate fully with any investigation made by the company into reported violations.

Discipline and Penalties

Employees, officers and trustees who violate this code may be subject to disciplinary action, up to and including discharge. Employees, officers and trustees who have knowledge of a violation and fail to move promptly to report or correct it and employees, officers and trustees who direct or approve violations may also be subject to disciplinary action, up to and including discharge or removal. Furthermore, violation of some provisions of this code is illegal and may subject you to civil and criminal liability.

Waivers of the code of conduct and ethics

Any waiver of this code for employees, officers and trustees may be made only by our board of trustees, or a committee of the board of trustees in their discretion and will be promptly disclosed to our shareholders.